Redacted

Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

COOK & BYNUM FUNDS TRUST FOURTH AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FOURTH AMENDMENT (this "Amendment") to the Fund Accounting Servicing Agreement, dated as of May 2, 2012, as amended, (the "Agreement"), is entered into as of the latest date on the signature page, by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the term of the Agreement; and
WHEREAS, the parties desire to amend the fee schedule of the agreement, effective as of October l, 2021; and
WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties, and authorized or approved by the board of trustees of the Trust (the "Board of Trustees").

NOW, THEREFORE, the parties agree as follows:

1.Section 15. "Term of Agreement; Amendment" is hereby superseded and replaced with the following Section 15:

15. Term of Agreement; Amendment
This Agreement shall continue until September 30, 2024. This Agreement may be. terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

2.Amended Exhibit B, effective until September 30, 2021, is hereby superseded and replaced effective as of October 1, 2021, with Second Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.
[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC
By: /s/Michael D. Barolsky
Name: Michael D. Barolsky
Title: Senior Vice President
Date: 8/19/2021

COOK & BYNUM FUNDS TRUST
By: /s/Richard Cook

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Third Amended Exhibit B- Fund Accounting Servicing Agreement-Cook & Bynum Funds Trust

Fund Accounting Services Fee Schedule, Effective 10/01/2021

Annual Fund Accounting Fee Based Upon Average Net Assets per Fund*
Base fee on the first $[ ] million plus
Basis points
[ ] on the next $[ ] million
[ ] on the next $[ ] million
[ ] on the balance

$[ ] Annual Base Fee* per domestic equity, domestic fixed income, balanced, international/global and money market fund
$[ ] per alternative strategy fund (bank loans, distressed debt, significant derivative exposure, MLPs, etc
Additional fee of $[ ] for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements
Chief Compliance Officer Support Fee
■$[ ] per year per fund complex
Data Services
■$[ ] - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■$[ ] - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■$[ ] - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Governments and Agency Bonds, and High Yield Bonds
■[ ] - Bank Loans
■$[ ] - Intraday money market funds pricing, up to 3 times per day
■$[ ] per Month Manual Security Pricing (>25per day)

■Derivative Instruments are generally charged at the following rates:
•$ [ ] - Interest Rate Swaps, Foreign Currency Swaps
•$ [ ] - Swaptions
•$ [ ] - Credit Default Swaps

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Actions and Factor Services
■$ [ ] per Foreign Equity Security per Month
■$ [ ] per Domestic Equity Security per Month
■$ [ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.
Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added for other services and unique fund structures such as Master/ Feeder funds.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).Fees are calculated pro rata and billed m$ [ ] per alternative strategy fund (bank loans, distressed debt, significant derivative exposure, MLPs, etc
Additional fee of $[ ] for each additional class and/or for a Controlled Foreign Corporation (CFC), or sub-advisor